UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  February 14, 2011 (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                  (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-629-2340
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 8.01 Other Events

Accredited Business Consolidators Corp. today replaced its share issuance moratorium with a permanent shareholder rights bylaw.  Pursuant to the bylaw, the present authorized number of common shares, i.e., 450,000,000, will remain that maximum number of shares.  No change to the authorized number of common shares can take place unless the Company provides public notice by press release and Securities and Exchange Commission filing at least sixty (60) days before the change.  The release shall explain:  (a)  When the authorized number of shares will increase; (b) The reason the additional shares will be issued; and (c) an explanation as to how the issuance of additional shares will ultimately increase shareholder value.  Finally, if the shares are ever increased beyond the 450,000,000 presently authorized, the increase in the authorized shall be to the exact amount of the proposed issuance of shares.

While this new bylaw caps share issuances without sixty (60) days notice to the shareholders, it does provide about 13,600,000 shares that that Company could possibly issue without raising the authorized.  Presently, the Company has no intention or need to issue those shares.  If the shares are ultimately issued, the Company would issue an SEC filing stating the reasons for that issuance.

The present share structure of the Company for common shares is:   436,399,566 issued and outstanding which includes 70,546,600 restricted shares and 365,852,966 free trading shares.   Of the 365,852,966 free trading shares, 328,837,743 are in the name of CEDE & Co. and the remaining are in certificate form on file with the transfer agent.

The Company has received several inquiries from shareholders as to the status of the moratorium along with suggestions that the Company issued free trading shares into the open market.  The Company has not authorized any new free trading shares, did not sell any free trading shares to any accredited investor, and has not issued an offering allowing for the purchase of free trading shares.  All present common shares that are issued and outstanding are over ten years old and originated with the Company's prior offerings.

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 14, 2011

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William
Vice President

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